Exhibit 10.1

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into as of __, 2026 (the “Grant Date”) by and between Lixte Biotechnology Holdings, Inc., a Delaware Corporation (the “Company”), and _____ (the “Grantee”).

WHEREAS, the Company has adopted the Lixte Biotechnology, Inc. 2020 Stock Incentive Plan, as amended (the “Plan”) pursuant to which awards of Restricted Share Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Share Units. Pursuant to Section 7 of the Plan, the Company hereby issues to the Grantee on the Grant Date _____ Restricted Share Units (the “Restricted Share Units”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Share Units is made in consideration of the services rendered by the Grantee to the Company.

3. Vesting. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, and further provided that any additional conditions and performance goals set forth below have been satisfied, the Restricted Share Units will vest immediately upon the grant Date.

4. Settlement. For each Restricted Share Unit that becomes vested in accordance with Sections 3, the Company shall issue and deliver to Grantee, on or within sixty (60) days after becoming vested (or in the event of vesting upon a Change in Control immediately prior to the date of the Change in Control), one share of common stock, par value $0.0001 per share, of the Company (each a “Common Share”). The Company may issue share certificates or evidence of the Grantee’s interest by using a book entry account with the Company’s transfer agent.

5. No Rights as Shareholder. The Grantee shall not be entitled to any of the rights of a stockholder with respect to any Common Share that may be acquired following vesting of a Restricted Share Unit unless and until such Common Share is issued and delivered to the Grantee. Without limitation of the foregoing, the Grantee shall not have the right to vote a Common Share to which a Restricted Share Unit relates and shall not be entitled to receive any dividends attributable to such Common Share for any period prior to the issuance and delivery of such Common Share to Grantee (but Grantee shall have dividend equivalent rights as provided in Section 6 below).

6. Dividend Equivalent Units. If and to the extent that the Company pays a cash dividend with respect to Common Shares, the Grantee shall be credited with an additional number of Restricted Share Units (“Dividend Equivalent Units”), including a fractional Dividend Equivalent Unit if applicable, equal to (i) the amount of such dividends as would have been paid with respect to the Grantee’s outstanding Restricted Share Units on the record date of such dividend (the “record date”) had each such outstanding Restricted Share Unit been an outstanding Common Share on such record date, divided by (ii) the closing price of an Common Share on such record date. Dividend Equivalent Units shall be subject to the same vesting terms and conditions as the Restricted Share Units to which they relate.

7. No Right of Assignment. Neither this Agreement nor the Restricted Share Units may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

8. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any employment rights or any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

9. Adjustments. If any change is made to outstanding Common Shares or the capital structure of the Company, if required, the Restricted Share Units shall be adjusted or terminated in any manner as contemplated by Section 10 of the Plan.

10. Tax Liability and Withholding.

10.1. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Share Units and Common Shares issued with respect thereto and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any U.S. federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Share Units; provided, however, that no Common Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Common Shares.

10.2. Notwithstanding any action the Company takes with respect to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Share Units or the subsequent sale of any Common Shares; and (b) does not commit to structure the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

10.3. To the extent that this Agreement and the Award of Restricted Share Units hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Grantee agree that this Agreement may be amended or modified by the Company, in its sole discretion and without the Grantee’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code.

11. No Section 83(b) Election. The Grantee may not make an election under Code Section 83(b) with respect to the Restricted Share Units.

12. Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of U.S. federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Shares may be listed. No Common Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

13. Investment Purpose. Any and all Common Shares acquired by the Grantee under this Agreement will be acquired for investment for the Grantee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Common Shares within the meaning of the Securities Act of 1933, as amended.

14. Lock-Up Agreement. In the event that any Common Shares become deliverable to Grantee with respect to Restricted Share Units at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, the Grantee shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Grantee shall agree to restrictions on transferability of the Common Shares comparable to the restrictions agreed upon by such directors or officers of the Company.

15. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the Common Shares issued pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Common Shares are then listed or quoted.

16. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s registered office. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

17. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction).

18. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

19. Restricted Share Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

20. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Share Units may be transferred by will or the laws of descent or distribution.

21. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

22. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Share Units in this Agreement does not create any contractual right or other right to receive any Restricted Share Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment or service with the Company.

23. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Share Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

24. No Impact on Other Benefits. The value of the Grantee’s Restricted Share Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

25. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

26. Compensation Recovery Policy. By accepting the Award, the Grantee acknowledges that the Grantee is fully bound by, and subject to all of the terms and conditions of, the Company’s compensation recovery or “clawback” policy (the “Recovery Policy”), and the Grantee agrees to abide by the terms of such Recovery Policy. To the extent that the Board or a committee thereof determines that all or a portion of the Award or the Common Shares issued pursuant to the Award must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Grantee shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. No recovery pursuant to the Recovery Policy of all or a portion of the Award or Common Shares issued thereunder will be an event giving rise to a right to terminate for “good reason” under any agreement with the Company. In the event of any conflict between the terms of the Recovery Policy and the terms of the Plan or this Agreement, the terms of the Recovery Policy shall govern.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

28. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Share Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Share Units or disposition of the Common Shares issued in respect thereof and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

lixte biotechnology holdings, inc.

By:
Name:	Geordan Pursglove
Title:	Chief Executive Officer

Address:	433 Plaza Real, Suite 275
Boca Raton, Florida 33432

GRANTEE:

(Signature)

(Name)